Exhibit 99.3

OFFER TO EXCHANGE ALL OF THE OUTSTANDING $125,000,000 PRINCIPAL AMOUNT OF 9.875% SENIOR SUBORDINATED NOTES

DUE 2015

FOR $125,000,000 PRINCIPAL AMOUNT OF 9.875% SENIOR SUBORDINATED NOTES

DUE 2015 REGISTERED UNDER THE SECURITIES ACT OF 1933

OF

Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2005, UNLESS EXTENDED BY RURAL/METRO OPERATING COMPANY, LLC AND RURAL/METRO (DELAWARE) INC. (THE “TIME OF EXPIRATION”)

                             , 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration are the materials listed below relating to the offer by Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc. (each a “Company” and together, the “Companies”) to exchange $1,000 principal amount of their 9.875% Senior Subordinated Notes due 2015, which have been registered under the Securities Act of 1933, as amended (the “Registered Notes”), for each $1,000 principal amount of their outstanding unregistered 9.875% Senior Subordinated Notes due 2015 (the “Old Notes”), of which $125,000,000 aggregate principal amount is outstanding.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1.	The prospectus, dated , 2005,

2.	A letter of transmittal for your use and for the information of your clients,

3.	A form of notice of guaranteed delivery to be used to accept the exchange offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the exchange agent on or prior to the Expiration Date or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis,

4.	A form of letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, including an instruction to registered holder from beneficial owner for obtaining your clients’ instructions with regard to the exchange offer, and

5.	A return envelope addressed to Wells Fargo Bank, National Association, as exchange agent.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Companies will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the exchange offer. You will, however, be reimbursed by the Companies for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Companies will pay or cause to be paid any transfer taxes applicable to the tender of Old Notes to it or its order, except as otherwise provided in the prospectus and the letter of transmittal.

Please refer to “The Exchange Offer — Procedures for Tendering” in the prospectus for a description of the procedures which must be followed to tender Old Notes in the exchange offer.

Any inquiries you may have with respect to the exchange offer may be directed to the exchange agent at (800) 344-5128 or at the address set forth on the cover of the letter of transmittal. Additional copies of the enclosed material may be obtained from the exchange agent.

Very truly yours,

RURAL/METRO OPERATING COMPANY, LLC

RURAL/METRO (DELAWARE) INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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